Exhibit 10.4

NOBLE CORPORATION
TIME-VESTED CASH AWARD (INDUCEMENT AWARD) AGREEMENT
THIS TIME-VESTED CASH AWARD (INDUCEMENT AWARD) AGREEMENT (this “Instrument”), effective as of July 1, 2020, by and between Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (the “Company”), and Robert W. Eifler (“Employee”), evidences the time-vested Cash Award (as defined in the Noble Corporation 2015 Omnibus Incentive Plan, as amended (the “Plan”) granted hereunder to Employee and sets forth the restrictions, terms and conditions that apply thereto.
W I T N E S S E T H:
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) and the Board previously determined that Employee shall be granted one or more Inducement awards (the “Inducement Awards”) under the Plan totaling $1,800,000 and in connection with, and effective as of the May 21, 2020 date of Employee’s appointment to Chief Executive Officer of the Company (the “Transition Date”);
WHEREAS, the Inducement Awards have not previously been granted to Employee, and the Committee and the Board have since determined that the Company’s 2020 compensation program shall be restructured to better align the compensation provided thereunder with the Company’s current circumstances and employee retention priorities (the “Compensation Restructuring”);
WHEREAS, Employee understands how the Compensation Restructuring shall relate to him, and in connection therewith, the Committee has determined that it is desirable to grant a portion of the Inducement Awards to Employee in the form of a time-vested Cash Award pursuant to the Plan; and
WHEREAS, pursuant to the Plan, the Committee has determined that the time-vested Cash Award so granted shall be subject to the restrictions, terms and conditions set forth in this Instrument, and Employee desires to accept such award subject to such terms and conditions;
NOW, THEREFORE, a time-vested Cash Award is hereby granted to Employee as follows:
1.Time-Vested Cash Award. On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby grants a $810,000 Cash Award (the “Awarded Cash Amount”) to Employee pursuant to the Plan. The Awarded Cash Amount is being granted to Employee effective as of the date of this Instrument (the “Effective Date”) and shall be paid to Employee as soon as practicable following the grant thereof, but shall remain subject to service-based clawback restrictions pursuant to the Plan and this Instrument (“Clawback Restrictions”). Pursuant to such Clawback Restrictions, the Awarded Cash Amount shall not be deemed to be vested, unless and until such time that the Clawback Restrictions shall lapse as set forth below.
2.Vesting and Clawback Restrictions in General.
(a) Except as set forth in Section 3 of this Instrument, the Awarded Cash Amount shall vest and the Clawback Restrictions applicable thereto under this Instrument shall lapse in accordance with the provisions of the attached Schedule I, provided that Employee remains continuously employed by the Company from the Effective Date to the end of the Restricted Period set forth on Schedule I. Employee shall be obligated to repay the Awarded Cash Amount to the Company (i.e., the Clawback Restrictions shall apply to the Awarded Cash Amount) upon the termination of Employee’s employment with the Company (including

Exhibit 10.4

any of its affiliates) during the Restricted Period for any reason other than (i) death of Employee, (ii) Disability of Employee, (iii) the Company’s termination of Employee’s employment other than for Cause (as defined below) or (iv) Employee’s voluntary termination of employment due to Good Reason (as defined below). Any such event of termination described in clauses (i) through (iv) of the preceding sentence is referred to herein as “Qualified Termination” and any such termination that is not a result of a Qualified Termination is referred to herein as a “Service Clawback Trigger Event”. Any repayment required pursuant to this Section 2(a) shall be paid by Employee to the Company within fifteen days after receipt by Employee of the associated repayment instructions relating to the Service Clawback Trigger Event, it being understood that repayment instructions will be provided to Employee promptly following the occurrence of such Service Clawback Trigger Event.
(b)If Employee’s employment terminates during the Restricted Period due to a Qualified Termination, then, if applicable, a portion of the Awarded Cash Amount shall not vest and Employee shall be obligated to repay such portion of the Awarded Cash Amount to the Company (i.e., the Clawback Restrictions shall apply to such portion of the Awarded Cash Amount) (the “Excluded Amount”). The Excluded Amount shall be determined by multiplying the Awarded Cash Amount by a fraction, (x) the numerator of which is the number of calendar months remaining in 2020 that end after the date of Employee’s Qualified Termination, and (y) the denominator of which is 6. Any repayment required pursuant to this Section 2(b) shall be paid by Employee to the Company within fifteen days after receipt by Employee of the associated repayment instructions relating to Employee’s Qualified Termination (the “Early Clawback Trigger Event”), it being understood that repayment instructions will be provided to Employee promptly following the occurrence of such Early Clawback Trigger Event (and references to Employee in this sentence include the parties, as applicable, described in Section 8 below).
For purposes of this Instrument, transfers of employment without interruption of service between or among the Company and any of its affiliates shall not be considered a termination of employment.
3.Definitions.
(a)For purposes of this Instrument, “Cause” shall mean (i) the willful and continued failure of Employee to perform substantially Employee’s duties for the Company (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness); or (ii) the willful engaging by Employee in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its affiliates, monetarily or otherwise. For purposes of this provision, no act, or failure to act, on the part of Employee shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company and its affiliates.
(b)For purposes of this Instrument, “Good Reason” shall mean any of the following (without Employee’s express written consent): (i) a material diminution in Employee’s base salary other than any diminution effected as a part of, and consistent with, a general reduction in salaries also applicable to other similarly situated employees, or (ii) the Company’s requiring Employee to be based at any office or location that is more than 50 miles from Employee’s principal office or location other than such a change in office or location where there is no material diminution in Employee’s general overall responsibility. Notwithstanding the foregoing, Employee shall not have the right to terminate Employee’s employment hereunder for Good Reason unless (x) within 60 days of the initial existence of the condition or conditions giving rise to such right Employee provides written notice to the Corporate Secretary of the Company of the existence of such condition or conditions, and (y) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not

Exhibit 10.4

remedied within the Cure Period, Employee must terminate his employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period.
4.Withholding Taxes. The Company may withhold from any amounts payable under this Instrument such federal, state, local, foreign or other taxes of any kind that are required to be withheld pursuant to any applicable law or regulation.
5.Non-Assignability. This Instrument is not assignable or transferable by Employee. No right or interest of Employee under this Instrument or the Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law, either in such form as is acceptable to the Committee), and no such right or interest shall be liable for or subject to any debt, obligation or liability of Employee.
6.Other Defined Terms; Plan Provisions. Unless the context clearly indicates otherwise, the capitalized terms used (and not otherwise defined) in this Instrument shall have the meanings assigned to them under the provisions of the Plan. The Awarded Cash Amount subject to this Instrument shall be governed by and subject to all applicable provisions of the Plan. This Instrument is subject to the Plan, and the Plan shall govern where there is any inconsistency between the Plan and this Instrument.
7.Governing Law. This Instrument shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof, except to the extent Texas law is preempted by federal law of the United States or by the laws of England and Wales.
8.Binding Effect. This Instrument shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
9.Prior Communications; Amendment. This Instrument, together with any Schedules and Exhibits and any other writings referred to herein or delivered pursuant hereto, evidences the Award granted hereunder, which shall be subject to the restrictions, terms and conditions hereof, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. To the fullest extent provided by applicable law, this Instrument may only be amended, modified and supplemented in accordance with the applicable terms and conditions set forth in the Plan.
10.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if directed in the manner specified below, to the parties at the following addresses and numbers:
(a)If to the Company, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:
Noble Corporation plc
c/o Noble Drilling Services Inc.
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478-3686
Attention: Corporate Secretary
Fax: 281-491-2092

Exhibit 10.4

With a copy to:

Chairman of Compensation Committee of Noble Corporation plc
c/o Noble Drilling Services Inc.
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478-3686
Fax: 281-491-2092

(b)     If to Employee, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:
The last known address and number for Employee as maintained in the personnel records of the Company

For purposes of this Section 10, the Company shall provide Employee with written notice of any change of the Company’s address, and Employee shall be responsible for providing the Company with proper notice of any change of Employee’s address pursuant to the Company’s personnel policies, and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.
11.Severability. If any provision of this Instrument is held to be unenforceable, this Instrument shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects the restrictions, terms and conditions set forth in this Instrument shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
12.Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Instrument, and shall not affect in any manner the meaning or interpretation of this Instrument.
13.Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
14.References. The words “this Instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Instrument as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Instrument, such words shall be deemed to be followed by the words “without limitation.”
15.Compliance with Code Section 409A. The compensation payable to or with respect to Employee pursuant to the Awarded Cash Amount is intended to be compensation that is not subject to the tax imposed by Code Section 409A, and this Instrument shall be administered and construed to the fullest extent possible to reflect and implement such intent.

Exhibit 10.4

IN WITNESS WHEREOF, the Company and Employee have entered into this Instrument as of the date first above written.
NOBLE CORPORATION PLC

By:    /s/ William E. Turcotte
William E. Turcotte
Senior Vice President, General Counsel
and Corporate Secretary

EMPLOYEE

/s/ Robert W. Eifler

Robert W. Eifler

Exhibit 10.4

SCHEDULE I
NOBLE CORPORATION
RESTRICTED PERIOD
FOR AWARD OF TIME-VESTED CASH AWARD
The “Restricted Period” applicable to this Instrument shall begin on the Transition Date and shall end as of the later of (i) the first anniversary of the Transition Date (the “One-Year Period”), or (ii) in the event the Company is subject to chapter 11 bankruptcy protection under the U.S. Bankruptcy Code as of the close of the One-Year Period, such time that the bankruptcy court (x) approves the Company’s chapter 11 plan of reorganization, (y) converts the Company’s chapter 11 plan of reorganization to a chapter 7 liquidation proceeding, or (z) dismisses the Company’s bankruptcy proceeding, whichever is earliest and without regard to any appeal of any order of the bankruptcy court in connection with clauses (x), (y) or (z) above.